Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114-2589

Cleveland-Cliffs’ Nine-Month Earnings Climb 75 Percent

Revenues and Earnings Set New Nine-Month Records

Cleveland, OH – October 26, 2005 – Cleveland-Cliffs Inc (NYSE: CLF) today reported net income of $85.6 million, or $3.07 per share, for 2005’s third quarter and a record $210.5 million, or $7.59 per share, for the first nine months. All per-share amounts are diluted and have been adjusted to reflect the December 2004 two-for-one stock split. Year-to-date earnings were 75 percent higher than the previous record of $120.3 million for the first nine months of last year.

Following is a summary:

	(In Millions Except Per Share)
	Third Quarter		Nine Months
	2005	2004	2005	2004
Income From Continuing Operations:
Amount	$85.5	$82.6	$205.5	$115.4
Per Diluted Share	3.06	3.00	7.41	4.23
Income From Discontinued Operation:
Amount	.1	4.9	.8	4.9
Per Diluted Share	.01	.18	.03	.18
Cumulative Effect of Accounting Change:
Amount			4.2
Per Diluted Share	—	—	.15	—

Net Income:
Amount	$85.6	$87.5	$210.5	$120.3

Per Diluted Share	$3.07	$3.18	$7.59	$4.41

The increase in nine-month net income primarily reflected higher North American sales margins and the inclusion of earnings from Australian mining company Portman Limited (“Portman”) since March 31, 2005, when Cliffs acquired a controlling interest. The increases in net income for the nine-month period also included a pre-tax business interruption insurance recovery of $12.0 million, $4.2 million of after-tax income from a 2005 accounting change, and a $4.1 million decrease in after-tax income related to a discontinued operation in Trinidad and Tobago, which was sold in the third quarter of 2004. Last year’s third quarter benefited from a $56.8 million pre-tax gain on the sale of 1.9 million shares of directly-held International Steel Group, Inc. (“ISG”) common stock.

Third-quarter net income of $85.6 million in 2005 was $1.9 million lower than the comparable period in 2004. The slight decrease reflected the $56.8 million pre-tax impact of the sale of ISG shares in the third quarter of 2004 and the $4.8 million after-tax decrease in income from the discontinued operation largely offset by higher North American sales margins and the inclusion of Portman sales margins.

The increases in third-quarter and nine-month income from continuing operations of $2.9 million and $90.1 million, respectively, reflected higher income before income taxes and minority interest of $15.7 million in the quarter and $144.4 million in the first nine months, partially offset by higher income taxes of $9.0 million and $46.6 million for the respective periods, and $3.8 million and $7.7 million in the third quarter and first nine months of income attributable to the minority interest owners of Portman. The pre-tax earnings increases from 2004 principally reflected the previously mentioned higher North American sales margins of $61.5 million for the third quarter and $177.3 million for the first nine months; the inclusion of Portman’s sales margin of $10.9 million in the third quarter and $31.8 million since the March 31, 2005 acquisition; and a business interruption insurance recovery of $1.4 million in the third quarter and $12.0 million in the first nine months of 2005. All of these factors were partially offset by last year’s third-quarter gain on the sale of ISG common stock of $56.8 million.

North American Iron Ore

The significant increases in North American sales margins in the 2005 periods versus 2004 were primarily due to higher sales price realizations partially offset by higher production costs. Sales volumes decreased modestly in the third quarter and the first nine months.

•	Sales revenues (excluding freight and venture partners’ cost reimbursements) increased $76.3 million in the third quarter and $231.2 million in the first nine months, setting new records for both periods. The increase in sales revenues was due to higher sales prices, $84.3 million in the quarter and $245.5 million in the first nine months, partially offset by sales volume decreases of $8.0 million and $14.3 million in the third quarter and first nine months, respectively. The increases in sales prices of 29 percent in the third quarter and 35 percent for the nine months primarily reflected the effect of Cliffs’ term sales contract price adjustment factors. Sales volume in the third quarter of 2005 was 6.1 million tons, which represented a .2 million ton decrease from the third quarter of 2004. Sales of 16.2 million tons in the first nine months of 2005 were .3 million tons lower than the same period last year. Cliffs’ forecast of total-year 2005 North American sales is estimated to be approximately 22.5 million tons.

•	Cost of goods sold and operating expenses (excluding freight and venture partners’ costs) increased $14.8 million in the third quarter and $53.9 million in the first nine months. The increases primarily reflected higher unit production costs of $21.3 million for the third quarter and $66.1 million in the first nine months. Lower sales volume reduced costs $6.5 million in the third quarter and $12.2 million in the first nine months. The increases in unit production costs included higher energy and supply pricing, $19.9 million in the third quarter and $43.9 million in the first nine months; increased maintenance costs, $15.7 million in the first nine months; and higher royalty rates, $2.0 million in the third quarter and $10.1 million in the first nine months due to increased pellet sales pricing. Production costs in the third quarter of 2004 were negatively impacted by $7.3 million of costs associated with U.S. labor negotiations and a 14-week work stoppage at Wabush Mines. Total-year 2005 North American unit production costs are currently estimated to increase approximately 12 percent from the 2004 cost of goods sold and operating expenses (excluding freight and venture partners’ costs) of $37.56 per ton.

Australian Iron Ore

Sales margins were $10.9 million on 1.7 million metric tonnes of Portman’s sales in the third quarter, and $31.8 million on 3.3 million metric tonnes of sales since the March 31, 2005 acquisition. Sales revenues of $77.6 million in the third quarter and $145.4 million for the six-month period both represented records for Portman. Cost of goods sold and operating expenses of $66.7 million in the third quarter and $113.6 million for the six-month period reflected the Company’s basis adjustments due to the allocation of the $434.0 million purchase price. In the third quarter, Cliffs refined its Portman purchase accounting to reflect a preliminary purchase price allocation by its outside consultant. The adjustment increased Portman’s iron ore inventory values by $51.5 million to reflect a market-based valuation with a corresponding reduction to the value assigned to iron ore reserves. As a result, the Company’s third-quarter cost of goods sold and operating expenses were adjusted upward by $10.5 million, with $8.4 million attributable to second-quarter sales.

Significant other changes in pre-tax income from continuing operations for the third quarter and first nine months of 2005 versus the comparable 2004 periods included:

•	Flat administrative, selling and general expense compared with last year’s third quarter and $8.7 million higher for the nine-month period, reflecting increased stock-based compensation and the inclusion of $3.7 million of Portman’s 2005 expense since the March 31, 2005 acquisition.

•	Higher other—net expense of $11.4 million in the first nine months, principally reflecting $9.8 million of currency hedging costs associated with the Portman acquisition.

Production and Inventory

At September 30, 2005, Cliffs had 4.0 million tons of pellets in its North American product inventory, compared with 3.3 million tons at December 31, 2004 and 3.5 million tons at September 30, 2004. Total North American production for Cliffs’ account was 5.9 million tons in the third quarter and 16.6 million tons in the first nine months versus 5.6 million tons and 15.7 million tons in the respective 2004 periods. Although production schedules are subject to change, all operations are anticipated to operate at or near capacity for the balance of the year and total North American pellet production is expected to be approximately 36.5 million tons, with Cliffs’ share at about 22.6 million tons.

	(Tons in Millions)
	Third Quarter		Nine Months		Full Year
	2005	2004	2005	2004	2005*	2004
Empire	1.3	1.4	3.7	3.9	5.1	5.4
Tilden	2.1	2.1	5.9	5.6	8.1	7.8

Michigan Mines	3.4	3.5	9.6	9.5	13.2	13.2
Hibbing	2.2	2.2	6.2	6.2	8.3	8.3
Northshore	1.3	1.2	3.7	3.7	4.9	5.0
United Taconite	1.4	1.0	3.7	3.0	5.1	4.1
Wabush	1.4	.1	3.8	2.8	5.0	3.8

Total	9.7	8.0	27.0	25.2	36.5	34.4

Cliffs’ Share of Total	5.9	5.6	16.6	15.7	22.6	21.7

* Estimate

Production of lump and fines ore at Portman totaled 1.6 million metric tonnes in the third quarter and 3.2 million metric tonnes since the acquisition. The current estimate of total year 2005 Portman production is 6.4 million metric tonnes, of which 1.5 million metric tonnes were produced in the first quarter prior to the acquisition. At September 30, 2005, Portman’s finished goods inventory totaled .7 million metric tonnes.

Liquidity

At September 30, 2005, Cliffs had $102.9 million of cash and highly liquid marketable securities. There were no borrowings outstanding at the end of the quarter under our revolving credit facility. At December 31, 2004, Cliffs had $399.6 million of cash and highly liquid marketable securities. The $296.7 million decrease in liquidity primarily reflected the Portman acquisition, $409.9 million (net of Portman cash of $24.1 million), and $76.6 million of capital expenditures, partially offset by $206.3 million of cash flow from operations.

Cash flow from operations was net of $48.4 million of pension and VEBA contributions and $43.6 million of excess electric power payments pending the outcome of an arbitration of Cliffs’ dispute of WEPCO’s unilateral increase in the electric power energy rates it charges to the Empire and Tilden mines under the terms of existing electric power agreements between the parties. Approximately $36.3 million of the excess power payments are recoverable in early-2006 under uncontested provisions of the agreements.

Outlook

Chairman and Chief Executive Officer John Brinzo stated, “We are gratified with our continuing record performance; however, as we begin to look forward to 2006, we are concerned about the rising costs of much of our purchased energy and materials. While PPI escalation factors in our North American sales contracts will recover some of the expected inflation, we will need to have continued levels of solid steel pricing and an improved international iron ore price in order to maintain our sales margins.”

Cliffs will host a conference call to discuss its third-quarter and nine-month 2005 results tomorrow, October 27, 2005, at 10:00 a.m. Eastern. The call will be broadcast live on Cliffs’ website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its third-quarter 2005 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.

Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, such as: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2004, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

# # #

CLEVELAND-CLIFFS INC

STATEMENT OF CONDENSED CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In Millions, Except Per Share Amounts)	2005	2004	2005	2004
REVENUES FROM PRODUCT SALES AND SERVICES
Iron ore	$451.8	$299.4	$1,095.5	$720.8
Freight and venture partners’ cost reimbursements	62.3	46.9	175.5	157.7

	514.1	346.3	1,271.0	878.5
COST OF GOODS SOLD AND OPERATING EXPENSES	(384.8)	(287.6)	(962.5)	(776.6)

SALES MARGIN	129.3	58.7	308.5	101.9
OTHER OPERATING INCOME (EXPENSE)
Casualty insurance recoveries	1.4		12.0
Royalties and management fee revenue	3.3	2.6	9.5	8.4
Administrative, selling and general expenses	(11.7)	(11.6)	(33.3)	(24.6)
Impairment of mining assets		(.8)		(2.6)
Provision for customer bankruptcy exposures				(1.6)
Miscellaneous - net	(1.0)	(1.4)	(3.8)	(1.9)

	(8.0)	(11.2)	(15.6)	(22.3)

OPERATING INCOME	121.3	47.5	292.9	79.6
OTHER INCOME (EXPENSE)
Gain on sale of ISG common stock		56.8		56.8
Interest income	3.0	2.7	10.0	7.9
Interest expense	(1.6)	(.2)	(3.5)	(.7)
Other - net	.8	1.0	(8.5)	2.9

	2.2	60.3	(2.0)	66.9

INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES AND MINORITY INTEREST	123.5	107.8	290.9	146.5
INCOME TAX EXPENSE	(34.2)	(25.2)	(77.7)	(31.1)
MINORITY INTEREST (net of tax $1.6 and $3.3)	(3.8)	-	(7.7)	-

INCOME FROM CONTINUING OPERATIONS	85.5	82.6	205.5	115.4
INCOME FROM DISCONTINUED OPERATION (net of tax 2005-$.1 and $.4; 2004-$1.2)	.1	4.9	.8	4.9

INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	85.6	87.5	206.3	120.3
CUMULATIVE EFFECT OF ACCOUNTING CHANGE (net of tax $2.2)	-	-	4.2	-

NET INCOME	85.6	87.5	210.5	120.3
PREFERRED STOCK DIVIDENDS	(1.4)	(1.4)	(4.2)	(3.9)

INCOME APPLICABLE TO COMMON SHARES	$84.2	$86.1	$206.3	$116.4

EARNINGS PER COMMON SHARE — BASIC
Continuing operations	$3.85	$3.80	$9.28	$5.25
Discontinued operation	.01	.23	.04	.23
Cumulative effect of accounting change	-	-	.19	-

EARNINGS PER COMMON SHARE - BASIC	$3.86	$4.03	$9.51	$5.48

EARNINGS PER COMMON SHARE — DILUTED
Continuing operations	$3.06	$3.00	$7.41	$4.23
Discontinued operation	.01	.18	.03	.18
Cumulative effect of accounting change	-	-	.15	-

EARNINGS PER COMMON SHARE - DILUTED	$3.07	$3.18	$7.59	$4.41

AVERAGE NUMBER OF SHARES
Basic	21.8	21.4	21.7	21.3
Diluted	27.9	27.5	27.7	27.3

CLEVELAND-CLIFFS INC

STATEMENT OF CONDENSED CONSOLIDATED CASH FLOWS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
(In Millions, Brackets Indicate Decrease in Cash)	2005	2004	2005	2004
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$85.6	$87.5	$210.5	$120.3
Cumulative effect of accounting change			(4.2)
Income from discontinued operation	(.1)	(4.9)	(.8)	(4.9)

Income from continuing operations	85.5	82.6	205.5	115.4
Depreciation and amortization:
Consolidated	12.7	5.9	34.7	19.3
Share of associated companies	1.0	1.2	3.1	3.3
Deferred income taxes	6.0		13.6
Loss on currency hedges			9.8
Accretion of asset retirement obligation	1.1	1.2	3.3	3.5
Pensions and other post-retirement benefits	(40.5)	(14.8)	(32.2)	(25.8)
Gain on sale of assets	(.9)	(1.3)	(1.3)	(3.2)
Sale of ISG common stock		(56.8)		(56.8)
Provision for customer bankruptcy exposures				1.6
Impairment of mining assets		.8		2.6
Other	(8.0)	3.0	(8.0)	(.2)

Total before changes in operating assets and liabilities	56.9	21.8	228.5	59.7
Changes in operating assets and liabilities:
Marketable securities	(5.0)		177.7
Other	8.9	4.6	(22.3)	(48.7)

Total changes in operating assets and liabilities	3.9	4.6	155.4	(48.7)

Net cash from operating activities	60.8	26.4	383.9	11.0
INVESTING ACTIVITIES
Purchase of property, plant and equipment:
Consolidated	(24.1)	(14.9)	(70.2)	(34.2)
Share of associated companies	(1.8)	(3.2)	(6.4)	(4.7)
Investment in Portman Limited	(.2)		(409.9)
Payment of currency hedges			(9.8)
Proceeds from sale of assets	.9	1.4	1.4	3.4
Proceeds from sale of ISG common stock		45.6		45.6
Proceeds from steel company debt				10.0
Proceeds from ISG on MABCO	—	—	—	3.8

Net cash (used by) from investing activities	(25.2)	28.9	(494.9)	23.9
FINANCING ACTIVITIES
Borrowing (repayment) under Revolving Credit facility	(50.0)
Proceeds from stock options exercised	2.2	7.8	5.7	15.4
Contributions by minority interest	.3	2.1	1.4	5.0
Common Stock dividends	(4.4)		(8.7)
Preferred Stock dividends	(1.4)	(1.4)	(4.2)	(2.5)
Issuance costs of Revolving Credit			(1.9)
Proceeds from Convertible Preferred Stock				172.5
Repayment of long-term debt				(25.0)
Issuance cost — Convertible Preferred Stock				(6.4)
Repurchases of common stock	—	(2.6)	—	(2.6)

Net cash (used by) from financing activities	(53.3)	5.9	(7.7)	156.4
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(.4)	-	(.4)	-

CASH (USED BY) FROM CONTINUING OPERATIONS	(18.1)	61.2	(119.1)	191.3
CASH FROM DISCONTINUED OPERATION -
OPERATING ACTIVITIES			.1
INVESTING ACTIVITIES	—	6.5	—	6.5

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(18.1)	$67.7	$(119.0)	$197.8

CLEVELAND-CLIFFS INC

STATEMENT OF CONDENSED CONSOLIDATED FINANCIAL POSITION
(UNAUDITED)

	(In Millions)
	September 30	December 31	September 30
	2005	2004	2004
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97.9	$216.9	$265.6
Marketable securities	5.0	182.7
Trade accounts receivable — net	72.3	54.1	65.4
Receivables from associated companies	47.0	3.5	10.5
Product inventories	152.4	108.2	112.0
Work in process inventories	38.9	15.8	19.6
Supplies and other inventories	58.5	59.6	55.1
Deferred and refundable income taxes	38.9	41.5	1.3
Other	100.6	51.5	60.8

TOTAL CURRENT ASSETS	611.5	733.8	590.3
PROPERTIES — NET	822.3	283.9	269.9
LONG-TERM RECEIVABLES	50.0	52.1	53.1
DEFERRED INCOME TAXES	23.8	44.2
MARKETABLE SECURITIES	1.4	.5	105.9
OTHER ASSETS	98.5	46.6	56.6

TOTAL ASSETS	$1,607.5	$1,161.1	$1,075.8

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$303.5	$252.5	$230.4
Payables to associated companies	1.9	4.6	.7

TOTAL CURRENT LIABILITIES	305.4	257.1	231.1
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY		42.7	84.1
OTHER POST-RETIREMENT BENEFITS	99.7	102.7	123.2
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	85.3	82.4	78.4
DEFERRED INCOME TAXES	136.2		19.5
OTHER LIABILITIES	74.0	49.7	56.6

TOTAL LIABILITIES	700.6	534.6	592.9
MINORITY INTEREST	110.1	30.0	27.0
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE
PERPETUAL PREFERRED STOCK	172.5	172.5	172.5
SHAREHOLDERS’ EQUITY	624.3	424.0	283.4

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY	$1,607.5	$1,161.1	$1,075.8

Notes to Unaudited Financial Statements

1. On March 31, 2005, Cliffs acquired a 68.7 percent interest in Portman Limited. As a result of this transaction, Portman Limited became a consolidated subsidiary of Cliffs. In April, Cliffs increased its ownership in Portman to approximately 80 percent. The Condensed Consolidated Financial Statements as presented, reflect a preliminary allocation of the $434.0 million acquisition cost. In comparing the condensed consolidated statement of financial position at September 30, 2005, to December 31, 2004 and September 30, 2004, there are significant changes that are mainly due to this acquisition.

2. In the first quarter of 2005, Cliffs recorded a cumulative effect adjustment related to the early adoption of Emerging Issues Task Force (“EITF”) Consensus No. 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry.” The EITF reached a consensus that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of the inventory produced during the period that the stripping costs were incurred. Adoption of the consensus resulted in Cliffs increasing the value of its January 1, 2005 product inventory by $6.4 million, resulting in an after-tax cumulative effect increase in the first quarter earnings of $4.2 million. Previously, stripping costs were expensed as period costs during the period incurred. At its June 29, 2005 meeting, the Financial Accounting Standards Board ratified a modification to Issue No. 04-6 to clarify that the term “inventory produced” means “inventory extracted.” We expect to complete our analysis of the impact of this modification in the fourth quarter.

3. In management’s opinion, the unaudited financial statements present fairly the Company’s financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company’s latest Annual Report.

CLEVELAND-CLIFFS INC

SUPPLEMENTAL FINANCIAL INFORMATION
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
NORTH AMERICA

Iron Ore Sales (Tons) — In Thousands	6,134	6,305	16,150	16,475

Sales Margin — In Millions

Revenues from iron ore sales and services*	$374.2	$297.9	$949.7	$718.5
Cost of goods sold and operating expenses*	254.7	239.9	670.5	616.6

Sales margin	$119.5	$58.0	$279.2	$101.9

Sales Margin — Per Ton

Revenues from iron ore sales and services*	$61.00	$47.25	$58.81	$43.61
Cost of goods sold and operating expenses*	41.52	38.05	41.52	37.43

Sales margin	$19.48	$9.20	$17.29	$6.18

AUSTRALIA

Iron Ore Sales (Tonnes) — In Thousands	1,730	-	3,258	-

Sales Margin — In Millions

Revenues from iron ore sales and services	$77.6		$145.4
Cost of goods sold and operating expenses	66.7	-	113.6	-

Sales margin	$10.9	—	$31.8	—

Sales Margin — Per Ton

Revenues from iron ore sales and services	$44.86		$44.63
Cost of goods sold and operating expenses	38.55	-	34.87	-

Sales margin	$6.31	—	$9.76	—

*	Excludes revenues and expenses related to freight and venture partners’ cost reimbursements which are offsetting and have no impact on operating results.